Filed Pursuant to Rule 433
Registration Statement Nos. 333-137890
333-137890-01
333-137890-02
333-137890-03
October 10, 2006
PRICING TERM SHEET

Issuer:	ConocoPhillips Canada Funding Company I

Guarantors:	ConocoPhillips and ConocoPhillips Company

Ratings:	A1 (Moody’s); A- (S&P); A- (Fitch)

Issue of Securities:	5.625% Notes due 2016

Principal Amount:	$1,250,000,000

Coupon:	5.625%

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on April 15, 2007

Maturity:	October 15, 2016

Treasury Benchmark:	4.875% due August 15, 2016

U.S. Treasury Yield:	4.756%

Spread to Treasury:	0.870%

Re-offer Yield:	5.626%

Initial Price to Public:	per Note: 99.992%; Total: $1,249,900,000

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

Make-Whole Premium:	T + 15 bp

Settlement Date:	October 13, 2006

Joint Book-Runners:	Banc of America Securities LLC ($162,500,000)
Barclays Capital Inc. ($162,500,000)
Merrill Lynch, Pierce, Fenner & Smith Incorporated ($162,500,000)

Senior Co-Managers:	Deutsche Bank Securities Inc. ($162,500,000)
UBS Securities LLC ($162,500,000)

Co-Managers:	ABN AMRO Incorporated ($43,750,000)
BNP Paribas Securities Corp. ($43,750,000)
Calyon Securities (USA) Inc. ($43,750,000)
Daiwa Securities SMBC Europe Limited ($43,750,000)
DnB NOR Markets, Inc. ($43,750,000)
Greenwich Capital Markets, Inc. ($43,750,000)
HSBC Securities (USA) Inc. ($43,750,000)
ING Financial Markets LLC ($43,750,000)
Mitsubishi UFJ Securities International plc ($43,750,000)
SG Americas Securities, LLC ($43,750,000)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1 800-294-1322, by calling Barclays Capital Inc. toll-free at 1-888-227-2275, Ext. 2663 or by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.

Issuer:	ConocoPhillips Canada Funding Company II

Guarantors:	ConocoPhillips and ConocoPhillips Company

Ratings:	A1 (Moody’s); A- (S&P); A- (Fitch)

Issue of Securities:	5.30% Notes due 2012

Principal Amount:	$350,000,000

Coupon:	5.30%

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on April 15, 2007

Maturity:	April 15, 2012

Treasury Benchmark:	4.500% due September 30, 2011

U.S. Treasury Yield:	4.717%

Spread to Treasury:	0.630%

Re-offer Yield:	5.347%

Initial Price to Public:	per Note: 99.778%; Total: $349,223,000

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

Make-Whole Premium:	T + 10 bp

Settlement Date:	October 13, 2006

Joint Book-Runners:	Banc of America Securities LLC ($45,500,000)
Deutsche Bank Securities Inc. ($45,500,000)
UBS Securities LLC ($45,500,000)

Senior Co-Managers:	Barclays Capital Inc. ($45,500,000)
Merrill Lynch, Pierce, Fenner & Smith Incorporated ($45,500,000)

Co-Managers:	ABN AMRO Incorporated ($12,250,000)
BNP Paribas Securities Corp. ($12,250,000)
Calyon Securities (USA) Inc. ($12,250,000)
Daiwa Securities SMBC Europe Limited ($12,250,000)
DnB NOR Markets, Inc. ($12,250,000)
Greenwich Capital Markets, Inc. ($12,250,000)
HSBC Securities (USA) Inc. ($12,250,000)
ING Financial Markets LLC ($12,250,000)
Mitsubishi UFJ Securities International plc ($12,250,000)
SG Americas Securities, LLC ($12,250,000)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1 800-294-1322, by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or by calling UBS Securities LLC toll-free at 1-888-722-9555, Ext. 1088.

Issuer:	ConocoPhillips Canada Funding Company II

Guarantors:	ConocoPhillips and ConocoPhillips Company

Ratings:	A1 (Moody’s); A- (S&P); A- (Fitch)

Issue of Securities:	5.95% Notes due 2036

Principal Amount:	$500,000,000

Coupon:	5.95%

Interest Payment Dates:	Semi-annually on April 15 and October 15, commencing on April 15, 2007

Maturity:	October 15, 2036

Treasury Benchmark:	4.500% due February 15, 2036

U.S. Treasury Yield:	4.889%

Spread to Treasury:	1.080%

Re-offer Yield:	5.969%

Initial Price to Public:	per Note: 99.736%; Total: $498,680,000

Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date.

Make-Whole Premium:	T + 20 bp

Settlement Date:	October 13, 2006

Joint Book-Runners:	Banc of America Securities LLC ($65,000,000)
Deutsche Bank Securities Inc. ($65,000,000)
UBS Securities LLC ($65,000,000)

Senior Co-Managers:	Barclays Capital Inc. ($65,000,000)
Merrill Lynch, Pierce, Fenner & Smith Incorporated ($65,000,000)

Co-Managers:	ABN AMRO Incorporated ($17,500,000)
BNP Paribas Securities Corp. ($17,500,000)
Calyon Securities (USA) Inc. ($17,500,000)
Daiwa Securities SMBC Europe Limited ($17,500,000)
DnB NOR Markets, Inc. ($17,500,000)
Greenwich Capital Markets, Inc. ($17,500,000)
HSBC Securities (USA) Inc. ($17,500,000)
ING Financial Markets LLC ($17,500,000)
Mitsubishi UFJ Securities International plc ($17,500,000)
SG Americas Securities, LLC ($17,500,000)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1 800-294-1322, by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or by calling UBS Securities LLC toll-free at 1-888-722-9555, Ext. 1088.